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                                                                   EXHIBIT 10.20

Predix
Pharmaceuticals
                            PERSONAL AND CONFIDENTIAL

January 31, 2005

Dr. Dale Dhanoa
[ADDRESS]

Dear Dale:

      The purpose of this letter agreement (the "Agreement") is to describe the terms of your separation from Predix Pharmaceuticals ("Predix Pharmaceuticals" or the "Company"). Payment of the separation pay and benefits described below is contingent on your agreement to and compliance with the terms of this Agreement as set forth below. To accept this Agreement, you must return a signed copy to the Company by February 21, 2005.

      1. SEPARATION OF EMPLOYMENT. Your employment with the Company will end effective January 31, 2005 (the "Separation Date"). Except as consistent with
Section 5 herein, you shall not be required to perform any job duties. You acknowledge that from and after January 31, 2005, you shall have no authority to speak on behalf of or bind the company in any way. From and after the Separation Date, you shall not represent yourself as an employee or agent of the Company.

      2. SEPARATION PAY AND BENEFITS. In exchange for the mutual promises set forth in this Agreement, and as soon as practicable following the Rescission Period described in Section 6, the Company agrees to provide you with the following Separation Pay and Benefits:

      (i) Payment of six (6) months base salary, paid out under normal payroll, less all applicable federal, state, local and other employment-related taxes and deductions;

      (ii) Payment in the amount of $488.00 (4.53 hours), less all applicable federal, state, local and other employment-related taxes and deductions, which reflects payments for unused vacation days; and

      (iii) Upon completion of the appropriate COBRA(1) forms, and subject to all the requirements of COBRA, continuation of your participation in the Company's medical and dental insurance plans at the Company's expense from January 31, 2005, through July 31, 2005, or until such time as you

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      1 "COBRA" is the Consolidated Omnibus Budget Reconciliation Act of 1985,
as amended. Your right to elect COBRA is not contingent on your acceptance of this Agreement. However, if you don't accept this Agreement, you will be responsible for all COBRA payments.

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            become eligible for similar benefits from another source (whichever period is shorter). After that time, you will have the right to continue your medical and dental insurance, subject to the requirements of COBRA, at your own cost. The "qualifying event" under COBRA shall be deemed to have occurred on January 31, 2005.

      You acknowledge and agree that except as noted above, the separation pay and benefits described above are not otherwise due or owing to you under any Company employment agreement (oral or written) or Company policy or practice. You also agree that the separation pay and benefits described above are not intended to and do not constitute a severance plan, nor do they confer a benefit on anyone other than the parties hereto. Additionally, you acknowledge that except for the specific financial consideration set forth in this Agreement, you have been paid all final wages. You further acknowledge that you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, incentive pay, bonuses, vacation pay, holiday pay, personal time, sick time, paid time off or any other form of compensation or benefit.

      3. EQUITY. To the extent applicable, all of the terms, rights and conditions of the Company Stock Option Plan (the "Plan") and any documents executed by you pursuant to the issuance of any stock options under the Plan (your "Stock Option Agreements" ), are hereby incorporated by reference and shall survive the signing of this Agreement.

      4. TAXES. You and the Company acknowledge that the Company makes no guarantees with regard to tax consequences to you for any form of compensation provided by the Company, including, but not limited to, tax treatment under
Section 409A of the Internal Revenue Code of 1986, as amended.

      5. YOUR CONFIDENTIALITY NON-DISPARAGEMENT AND FUTURE COOPERATION OBLIGATIONS. You expressly acknowledge and agree to the following:

      (i) that you promptly will return to the Company all Company documents (and any copies thereof) and property, and that you shall abide by the provisions of your Employment Agreement previously signed by you, the terms of which are hereby incorporated by reference and which shall survive the signing of this Agreement. Further, you agree that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company's trade secrets and/or confidential and proprietary documents and information;

      (ii) that all information relating in any way to this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality

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            obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit you from participating in an investigation with a state or federal agency if requested by the agency to do so;

      (iii) that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants);

      (iv) that until 15 February 2005 you will make yourself available to the Company either by telephone or, if the Company believes necessary, in person upon reasonable notice, to assist the Company in connection with any matter relating to services performed by you on behalf of the Company prior to the Separation Date. Such assistance may include, but is not limited to, updating Company employees on current intellectual property issues, executing waivers related to intellectual property as deemed necessary by the Company, and executing a power of attorney appointing the Company to sign on your behalf for any intellectual property generated during your time with the Company;

      (v) further, you agree that following the Separation Date you shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its officers, directors and employees. Your cooperation in connection with such matters, actions and claims shall include, without limitation, being available to meet with the Company regarding personnel matters in which you have been involved, and any contract matters or audits; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to the Company, you shall promptly (within 48 hours) notify Dr. Michael Kauffman at the Company. You shall be reimbursed for any reasonable costs and expenses incurred in connection with providing such cooperation under this Section. In addition, for cooperation provided after the first 90 days, you will be compensated for your time at the rate of two hundred dollars ($200.00) per hour; and

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      (vi)  that a breach of this Section shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any sums, and the monetary equivalent of any benefit, paid to you under Section 2 of this Agreement, and that the other benefits discussed herein will be deemed sufficient consideration to enforce this Agreement.

      6. YOUR RELEASE OF CLAIMS. You hereby agree and acknowledge that by signing this Agreement and accepting the Separation Pay and Benefits discussed in Section 2, and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company(2) of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Agreement (the "Execution Date"). Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys' fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

      Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:

      ** Claims under any local, state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Worker Adjustment and Retraining Notification Act, MASS. GEN. L. c. 151B (the Commonwealth's anti-discrimination statute), and any similar Massachusetts or other state statute or federal statute.

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(2) For purposes of this Section 6, the term "Company" includes
Predix Pharmaceuticals and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), parents, subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, lawyers, successors and assigns.

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      **    Claims under any other local, state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and any similar Massachusetts or other state statute or federal statute.

      ** Claims under any local, state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

      ** Claims under any local, state or federal securities law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any other state or local securities statutes and regulations; and

      ** Any other claim arising under local, state, or federal law, or the laws of any country or governmental entity other than the United States.

      Notwithstanding the foregoing, this Section does not release the Company from any obligation expressly set forth in this Agreement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the separation pay and benefits being provided to you under the terms of this Agreement.

      BECAUSE YOU ARE MORE THAN FORTY (40) YEARS OF AGE, YOU HAVE SPECIFIC RIGHTS UNDER THE OLDER WORKERS BENEFITS PROTECTION ACT ("OWBPA"), WHICH PROHIBITS DISCRIMINATION ON THE BASIS OF AGE, AND THAT THE RELEASES SET FORTH IN THIS SECTION 6 ARE INTENDED TO RELEASE ANY RIGHT THAT YOU MAY HAVE TO FILE A CLAIM AGAINST THE COMPANY ALLEGING DISCRIMINATION ON THE BASIS OF AGE.

      IT IS THE COMPANY'S DESIRE AND INTENT TO MAKE CERTAIN THAT YOU FULLY UNDERSTAND THE PROVISIONS AND EFFECTS OF THIS AGREEMENT. TO THAT END, YOU HAVE BEEN ENCOURAGED AND GIVEN THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL FOR THE PURPOSE OF REVIEWING THE TERMS OF THIS AGREEMENT. THE COMPANY ALSO IS PROVIDING YOU WITH TWENTY-ONE (21) DAYS FROM THE COMPANY'S FIRST OFFER OF SEVERANCE IN WHICH TO CONSIDER AND ACCEPT THE TERMS OF THIS AGREEMENT BY SIGNING BELOW AND RETURNING IT TO DR. MICHAEL KAUFFMAN AT PREDIX PHARMACEUTICALS, 10K GILL ST, WOBURN, MA, 01801. YOU AGREE THAT THE MATERIAL CHANGES REFLECTED IN THIS AGREEMENT DO NOT RESTART THE 21-DAY CONSIDERATION PERIOD. IN ADDITION, YOU MAY RESCIND YOUR ASSENT TO THIS AGREEMENT IF, WITHIN SEVEN (7) DAYS AFTER YOU SIGN THIS AGREEMENT (THE

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"RESCISSION PERIOD"), YOU DELIVER BY HAND OR SEND BY MAIL (CERTIFIED, RETURN
RECEIPT AND POSTMARKED WITHIN SUCH SEVEN (7) DAY PERIOD) A NOTICE OF RESCISSION TO DR. MICHAEL KAUFFINAN AT THE ABOVE-REFERENCED ADDRESS.

      Also, consistent with the provisions of the ADEA and other federal discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under the federal age or other discrimination laws (the "Federal Discrimination Laws") or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission ("EEOC"), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this release or Agreement shall be deemed to limit the Company's right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

      7. ENTIRE AGREEMENT/MODIFICATION/CHOICE OF LAW/ENFORCEABILITY. You acknowledge and agree that, except for your Stock Option Agreements and Employment Agreement, specifically Sections 5, 6, 7, 8, 9, 10, 11, and 14, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company with respect to your employment with Predix Pharmaceuticals, and sets forth the entire agreement between you and Predix Pharmaceuticals. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company's right to seek enforcement of such provision in the future. This Agreement shall be deemed to take effect as an instrument under seal and shall be governed by and construed in accordance with the laws of the state of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts Superior Court, Middlesex County, and that the parties agree that specific venue in the Business Litigation Session (located in Suffolk County) will be sought, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. The provisions of this Agreement are severable and if for any reason any part the Agreement shall be found to be unenforceable, the remaining provisions shall be enforced in full except that if your release of claims against the Company contained in Section 6 is found to be unenforceable, then the entire agreement is null and void.

      By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

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      The parties agree that the Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.

              [The rest of this page is intentionally left blank.]

      Predix (CEO, BOD, Sr. Management and Staff) will cooperate and allow the publication of papers under preparation by Dale Dhanoa particularly on the discovery of PRX-00023, Series, PRX-03140 and Series and PRX-08066, for 5-HT1A Agonist, 5-HT4 Agonist and 5-HT2B Antagonists. Including any contributions to 1Kv4.3 ion channel program and others. Laptop is waived from returning to Predix.

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      Please sign, date and return the enclosed copy of this Agreement to Dr.
Michael Kauffman at the address noted above by February 21, 2005.

                                   Sincerely,

                                   Predix Pharmaceuticals

                                   By:  /s/ MICHAEL KAUFFMAN, MD
                                        ----------------------------------------
                                   Dr. Michael Kauffman, MD, PhD

                                   Dated: January 31, 2005

      Confirmed, Agreed and Acknowledged:

      /s/ DALE DHANOA
      ------------------------
      Dr. Dale Dhanoa

      Dated: February 5, 2005

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